Exhibit 10.2

First AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT, dated as of February 22, 2002 (this "Amendment"), to the Credit Agreement referred to below, is entered by and among GOTTSCHALKS INC., a Delaware corporation ("Borrower"); GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as a Lender, and as Agent for Lenders; and The CIT GROUP/BUSINESS CREDIT INC. dba Tyco Capital, as a Lender.

W I T N E S S E T H

WHEREAS, Borrower, Agent and Lenders are parties to that certain Credit Agreement, dated as of January 31, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

WHEREAS, Borrower, Agent and Lenders have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
    Amendment to Section 1.3(b) of the Credit Agreement. Section 1.3(b)(ii)of the Credit Agreement is hereby amended as of the Amendment Effective Date to read in full as follows:

    "(ii) Immediately upon receipt by any Credit Party of cash proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Sections 6.8(a) or 6.8(b), or Park 41 Proceeds to the extent delivered to The Harris Company in compliance with Section 6.7(f)) or any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, and (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any. With respect to any Park 41 Proceeds delivered to The Harris Company to be held as security for obligations under the Harris Facilitation Agreement, Borrower shall cause the remaining amount thereof (upon termination of the applicable Supporting Letters of Credit and payment of then due and payable Harris Reimbursement Obligations) to be delivered to Agent as a prepayment on the Loans. Any prepayment pursuant to this Section 1.3(b)(ii) shall be applied in accordance with Section 1.3(c)."

    Amendment to Section 1.5 of the Credit Agreement. Section 1.5(a) of the Credit Agreement is hereby amended as of the Amendment Effective Date by amending the paragraph appearing immediately after the first grid in such Section 1.5(a) (commencing with the words "The Applicable Revolver LIBOR Margin (set forth above and .") to read in full as follows:

    "The Applicable Revolver LIBOR Margin (set forth above and in the grid below) shall be reduced (i) by 0.25% effective prospectively from the date (the "Initial Liquidity Hurdle Date") on which Borrower shall have obtained Liquidity Event Proceeds from and after January 1, 2002 in an aggregate cumulative amount equal to Five Million Dollars ($5,000,000), and (ii) by an additional 0.25% effective prospectively from the date (the "Subsequent Liquidity Hurdle Date") on which Borrower shall have obtained Liquidity Event Proceeds from and after January 1, 2002 (including amounts calculated in reaching the Initial Liquidity Hurdle Date) in an aggregate cumulative amount equal to Ten Million Dollars ($10,000,000); provided, however, that the Initial Liquidity Hurdle Date and the Subsequent Liquidity Hurdle Date, as applicable, shall not be deemed to have occurred for any purpose under this Agreement until and unless (1) Borrower shall have delivered evidence reasonably satisfactory to Agent of receipt of the relevant Liquidity Event Proceeds, and (2) except as permitted in Section 1.3(b)(ii) with respect to the Park 41 Proceeds, Borrower shall have applied the full amount of such Liquidity Event Proceeds as a payment or prepayment on the Obligations (without a reduction in the Tranche A Revolving Loan Commitments)."

    Amendment to Section 5.18 of the Credit Agreement. Sections 5.18(c) and 5.18(f) of the Credit Agreement are hereby amended as of the Amendment Effective Date by replacing the references to "thirty (30) days" (appearing in Section 5.18(c)) and to "twenty (20) days" (appearing in Section 5.18(f)) with "sixty (60) days".
    Amendment to Section 6.3 of the Credit Agreement. Section 6.3(a) of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding the following as clause (ix) thereof:

    "; and (ix) the Harris Reimbursement Obligations and, subject to the prior written consent of Lenders, other reimbursement obligations (subject to terms and conditions satisfactory to Lenders) in respect of Supporting Letters of Credit issued pursuant to Annex B."

    Amendment to Section 6.4 of the Credit Agreement. Section 6.4(a) of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the words "Except as" appearing at the beginning thereof, and replacing such deletion with the following:

    "Except for the Harris Reimbursement Obligations or as"

    Amendment to Section 6.7 of the Credit Agreement. Section 6.7 of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding the following as clause (f) at the end of the first sentence thereof:

    "; and (f) Liens on the Park 41 Proceeds securing the Harris Reimbursement Obligations, so long as, prior to the occurrence of any sale of Borrower's interest in Park 41, Borrower and The Harris Company shall have agreed in writing, for the benefit of Agent and Lenders, that upon payment by Borrower (including from Park 41 Proceeds) of all then due and payable Harris Reimbursement Obligations (for all drawings by Agent up to and including such payment date) and concurrent agreement by Agent to cause the cancellation of the Supporting Letters of Credit relating thereto (without further drawings thereon), such Liens shall be released and such Park 41 Proceeds (to the extent not used for payment of Harris Reimbursement Obligations then due and payable) shall be delivered to Agent as payment on the Obligations without delivery of the same to The Harris Company (it being understood that any such payment of Harris Reimbursement Obligations, other than out of such Park 41 Proceeds, and cancellation of Supporting Letters of Credit shall be subject to the prior written consent (in the sole discretion) of Lenders)."

    Amendment to Annex A to the Credit Agreement. Annex A to the Credit Agreement is hereby amended as of the Amendment Effective Date by:
      Adding in alphabetical order the following definitions for the terms "Additional L/C Obligations", "Additional Supported Letter of Credit", "Harris Facilitation Agreement", "Harris Reimbursement Obligations", "Park 41 Proceeds", "Supporting Letter of Credit" and "Supporting L/C Amount":

      " `Additional L/C Obligations' means Letter of Credit Obligations to the extent attributable to Additional Supported Letters of Credit.";

      " `Additional Supported Letter of Credit' means a Letter of Credit issued at the request of Borrower subject to the terms of the Agreement, which Letter of Credit shall have been (a) designated by Borrower as an "Additional Supported Letter of Credit" in its request for such issuance, (b) supported by Supporting Letter(s) of Credit pursuant to Annex B, and (c) issued to Persons and in form and substance, satisfactory to (and approved in writing by) Lenders in their sole discretion.";

      " `Harris Facilitation Agreement' means that certain Credit Facilitation Agreement (in the form delivered to Agent on or before the effective date of the First Amendment, dated as of February 22, 2002, to the Agreement) between Borrower and The Harris Company, as it may be amended or otherwise modified from time to time with the prior written consent of Agent."

      " `Harris Reimbursement Obligations' means the reimbursement obligations of Borrower to The Harris Company in respect of drawings made by Agent against Supporting Letters of Credit caused to be issued by The Harris Company pursuant to the Harris Facilitation Agreement.";

      " `Park 41 Proceeds' means the net proceeds received by Borrower in connection with a sale of its interest in Park 41permitted pursuant to Section 6.8(c).";

      " `Supporting Letter of Credit' has the meaning assigned to it in Annex B."; and

      " `Supporting L/C Amount' means, at any time with respect to any Supporting Letter of Credit, the undrawn face amount of such Supporting Letter of Credit available for payment to Agent against a draft at sight, less any reductions relating thereto which may be agreed upon by Agent and any guarantor (or other Person obligated to reimburse the issuer for drawings under such Supporting Letter of Credit) with respect to such Supporting Letter of Credit (whether or not having the effect of reducing the amount which may be drawn under such Letter of Credit), including any such reductions based on receipt by Agent of Liquidity Event Proceeds.";

      Amending the definition of "Borrowing Base" appearing therein to read in full as follows:

      " `Borrowing Base' means as of any date of determination by Agent, from time to time, an amount equal to the lesser at such time of:

      (a) the sum of (i) the Tranche B Loan Commitment, plus (ii) the lesser of (1) up to 75% of the book value of Eligible Inventory, Eligible In- Transit Inventory and Eligible L/C Inventory valued at the lower of cost (determined on a first in, first out basis) or market, and (2) up to 85% of the net recovery value of Eligible Inventory as determined by a third party appraiser acceptable to Agent in its sole discretion; and

      (b) the lesser of (i) up to 82% of the book value of Eligible Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory valued at the lower of cost (determined on a first in, first out basis) or market, and (ii) up to 92.5% of the net recovery value of Eligible Inventory as determined by a third party appraiser acceptable to Agent in its sole discretion;

      in each case, (A) plus the Supporting L/C Amount; provided, that the amount attributable to the Borrowing Base pursuant to this clause (A) may only be utilized by Borrower in connection with the issuance of Additional Supported Letters of Credit; and (B) less any Reserves established by Agent in its sole discretion from time to time in connection with any Supporting Letter of Credit or Additional Letter of Credit supported thereby, including Reserves in the event the Supporting L/C Amount with respect to any Supporting Letter of Credit exceeds the Additional L/C Obligations supported thereby (which Reserves shall be applicable for all purposes under the Agreement other than the issuance of Additional Supported Letters of Credit to be supported by any such excess Supporting L/C Amount); and (C) less any other Reserves established by Agent at such time, including, without limitation in the case of Eligible L/C Inventory and/or Eligible In Transit Inventory, Reserves for duties, custom brokers, freight, taxes, insurance and other charges and expenses pertaining to such Inventory.";

      Amending the definition of "Liquidity Event Proceeds" appearing therein to read in full as follows:

      " `Liquidity Event Proceeds' means net cash proceeds received by Borrower (after payment of applicable commissions, costs, fees, expenses and taxes) and applied by Borrower as a payment or prepayment, as applicable, on the Obligations (or, with respect to the Park 41 Proceeds, applied by Borrower in accordance with Section 1.3(b)(ii)), in each case as a result of any of (a) the issuance or incurrence of Indebtedness (other than the Obligations) permitted by this Agreement, (b) sales of assets (including sale/leasebacks) permitted by this Agreement (other than sales permitted in Sections 6.8(a) and 6.8(b)), (c) income tax refunds, and (d) issuances of equity securities of Borrower permitted by this Agreement, in each case (other than with respect to income tax refunds) to the extent substantiated with written agreements executed prior to funding or receipt of payments, as applicable, in form and substance reasonably satisfactory to Lenders."; and

      Amending the definition of "Restricted Payment" appearing therein by adding the following as clause (h) thereof:

    "; and (h) any payment on or with respect to reimbursement obligations in respect of Supporting Letters of Credit, other than (1) payment of initial reasonable issuance fees and (2) payment of, or delivery of cash collateral as security with respect to, Harris Reimbursement Obligations to the extent required pursuant to the Harris Facilitation Agreement and made exclusively from Park 41 Proceeds."

    Amendment to Annex B to the Credit Agreement. Annex B to the Credit Agreement is hereby amended as of the Amendment Effective Date by amending paragraph (a) thereof to read in full as follows:

    "(a) Issuance.

    (i) Subject to the terms and conditions of the Agreement, Agent and Tranche A Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower's account, Letter of Credit Obligations by causing Letters of Credit (including Additional Supported Letters of Credit subject to paragraph (a)(iii) below) to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by Agent and mutually and reasonably acceptable to Agent and Borrower (each, an "L/C Issuer") for Borrower's account and guaranteed by Agent; it being understood that First Union National Bank is mutually acceptable to Agent and Borrower as of the date hereof; provided, that if the L/C Issuer is a Tranche A Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Tranche A Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below.

    (ii) The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (1) Twenty Million ($20,000,000) (the "L/C Sublimit"), (2) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and less the Minimum Excess Availability, and (3) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and less the Minimum Excess Availability. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion, and neither Agent nor Tranche A Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

    (iii) In the event Borrower desires the issuance of any Additional Supported Letter of Credit, Borrower shall cause (or shall have caused), prior and as a condition to the issuance of such Additional Supported Letter of Credit, the delivery to Agent of a stand-by letter (or letters) of credit (each, a "Supporting Letter of Credit") in support of the Additional L/C Obligations relating thereto (and no other Obligations, except to the extent the available amount thereof exceeds the amount required hereunder to support such specific Additional L/C Obligations), which Supporting Letter(s) of Credit shall be in an amount, issued by a Person, and subject to terms and conditions (including as to duration), in each case satisfactory to Lenders in their sole discretion.

    (iv) With respect to each Supporting Letter of Credit, Borrower acknowledges that Agent may, at any time (including in the event Agent or any Tranche A Revolving Lender shall be required to make any payment on or pursuant to any Additional L/C Obligations supported by such Supporting Letter of Credit), whether or not a Default or Event of Default shall have occurred, at its option and subject only to the limitations set forth in the applicable Supporting Letter of Credit, make any drawing on amounts available under such Supporting Letter of Credit and apply such amounts to the Obligations in the order set forth in Section 1.3(c) and/or, at the election of Agent, directly to the corresponding Additional L/C Obligations relating thereto."

    Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants that:
      The execution, delivery and performance by Borrower of this Amendment are within Borrower's corporate power and have been duly authorized by all necessary corporate and shareholder action.
      This Amendment has been duly executed and delivered by or on behalf of Borrower.
      This Amendment constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
      No Default has occurred and is continuing after giving effect to this Amendment.
      No action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (i) which challenges Borrower's right, power, or competence to enter into this Amendment or, to the extent applicable, perform any of its obligations under this Amendment, the Credit Agreement as amended hereby or any other Loan Document, or the validity or enforceability of this Amendment, the Credit Agreement as amended hereby or any other Loan Document or any action taken under this Amendment, the Credit Agreement as amended hereby or any other Loan Document or (ii) which if determined adversely, is reasonably likely to have or result in a Material Adverse Effect after giving effect to this Amendment. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.
    No Other Amendments. Except as expressly amended herein, the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms.
    Expenses. Borrower hereby reconfirms its obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.
    Effectiveness. This Amendment shall become effective as of February 22, 2002 (the "Amendment Effective Date") only upon satisfaction in full in the judgment of the Lender of each of the following conditions on or prior to February 25, 2002:
      Documents. Agent shall have received this Amendment duly executed and delivered by Agent, all Lenders and Borrower and consented and agreed to by GCRC.
      Credit Facilitation Agreement. Agent shall have received copies of the Credit Facilitation Agreement between Borrower and The Harris Company, duly executed by all parties thereto.
      Payment of Expenses. Borrower shall have paid to Agent and Lenders all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent or Lenders (including, without limitation, reasonable legal fees and expenses), in each case to the extent billed to Borrower or otherwise scheduled to be paid on or before the Amendment Effective Date.
      Representations and Warranties. All representations and warranties of or on behalf of the Credit Parties or GCRC in this Amendment and all the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof and on and as of the date that the other conditions precedent in this Section 13 have been satisfied.

    In the event that each of the foregoing conditions precedent has not been satisfied on or prior to February 25, 2002, this Amendment shall become, upon written notice by Agent to Borrower, null and void and of no force or effect.

    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
    Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

GOTTSCHALKS INC.

By: /s/ James Famalette
Name: James Famalette

Title: President & CEO

GENERAL ELECTRIC CAPITAL

CORPORATION,

as Agent and Lender

By: /s/ Todd Gronski

Name: Todd Gronski

Title: Its Duly Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT INC.,

as Lender

By: /s/ Adrian Avalos

Name: Adrian Avalos

Title: Vice President

[Signature Page to First Amendment to Credit Agreement]

Acknowledgment, Consent and Agreement to First Amendment to Credit Agreement:

The undersigned hereby (i) acknowledges and consents to each of the amendments to the Credit Agreement effected by this Amendment and (ii) confirms and agrees that its obligations under the GCRC Letter shall continue without any diminution thereof and shall remain in full force and effect on and after the effectiveness of this Amendment.

Acknowledged, consented and agreed to as of February 22, 2002.

GOTTSCHALKS CREDIT RECEIVABLES CORPORATION, a Delaware corporation

By: /s/ Michael Geele

Name: Michael Geele
Title: President